Exhibit 21.1

SUBSIDIARIES OF CVENT, INC.

Name	Jurisdiction of Incorporation
CrowdCompass, L.L.C.	Delaware
CrowdTorch LLC	Delaware
TM Procure LLC	California
TM Procure Ca Inc.	California
Cvent India Private Limited	India
Cvent Europe Ltd.	United Kingdom